UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2007

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, the Compensation Committee of the Board of Directors of NVIDIA Corporation approved the 2007 Equity Incentive Plan, or the 2007 Plan, subject to approval by our stockholders. The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock-based awards, collectively, the “stock awards.” Stock awards may be granted under the 2007 Plan to our employees, directors and consultants.

If approved by stockholders at our 2007 Annual Meeting, which is scheduled for June 21, 2007, the 2007 Plan will consolidate and replace all of our outstanding equity incentive plans. Specifically, the 2007 Plan will succeed our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan, which we assumed when we acquired PortalPlayer, Inc. in January 2007. We refer to all our outstanding equity incentive plans together as the Prior Plans.

The maximum number of shares of common stock available for issuance under the 2007 Plan is 101,845,177 shares, which is equal to (i) all of the shares remaining available for issuance under the Prior Plans (including shares subject to issuance under outstanding stock awards previously granted under the Prior Plans), which amount is approximately 91,978,851 shares as of April 6, 2007, and (ii) a number of shares, to be determined as of the date the 2007 Plan is approved by our stockholders, that when added to the number of shares then remaining available for issuance under the Prior Plans, results in a total share reserve of 101,845,177 shares of common stock, which, as of April 6, 2007, was approximately 9,666,326 shares. The shares of common stock subject to stock awards granted under the 2007 Plan (including any awards granted under the Prior Plans) that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the 2007 Plan and be available for issuance under the 2007 Plan. The shares issued upon the exercise of awards outstanding under the Prior Plans will reduce the shares available for issuance under the 2007 Plan.

In the event of a corporate transaction or a change of control, outstanding stock awards under the 2007 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction will become fully vested and exercisable and will be terminated if not exercised prior to the effective date of the transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the transaction.

The Board or a duly appointed committee thereof may suspend or terminate the 2007 Plan at any time. The 2007 Plan is scheduled to terminate immediately prior to the 10th anniversary of the date it was adopted by the Compensation Committee. No rights may be granted under the 2007 Plan while the 2007 Plan is suspended or after it is terminated. The Board or a duly appointed committee thereof may amend or modify the 2007 Plan at any time, subject to any required stockholder approval. To the extent required by applicable law or regulation, and except as otherwise provided in the 2007 Plan, stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the 2007 Plan, (b) materially expands the class of individuals eligible to receive stock awards under the 2007 Plan, (c) materially increases the benefits accruing to the participants under the 2007 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2007 Plan, (d) materially extends the term of the 2007 Plan, or (e) expands the types of awards available for issuance under the 2007 Plan.

The 2007 Plan is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is subject to, and qualified in its entirety by, the 2007 Plan.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Exhibits.

(d)

Exhibit	Description
10.1	2007 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: April 30, 2007	By: /s/ Marvin D. Burkett
Marvin D. Burkett
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	2007 Equity Incentive Plan.